EXHIBIT 5

EXHIBIT 5

[Letterhead of Womble Carlyle Sandridge & Rice, PLLC]

August 12, 2004

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

Re:

Registration Statement on Form S-8 Relating to the BB&T Corporation Non-Qualified Defined Contribution Plan, as amended and restated, and the BB&T Corporation Non-Employee Directors' Deferred Compensation and Stock Option Plan, as amended and restated

Ladies and Gentlemen:

          We have acted as counsel to BB&T Corporation (the “Company”) in connection with its registration under the Securities Act of 1933, as amended (the “Securities Act”), of $100,000,000 in deferred compensation obligations of the Company (the “Deferred Compensation Obligations”), which are proposed to be offered and sold pursuant to the BB&T Corporation Non-Qualified Defined Contribution Plan, as amended and restated (the “Defined Contribution Plan”), and the BB&T Corporation Non-Employee Directors’ Deferred Compensation and Stock Option Plan, as amended and restated (the “Directors’ Plan”) (individually, a “Plan” and, collectively, the “Plans”). The Company is filing a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the Deferred Compensation Obligations. This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

          The Defined Contribution Plan is intended to constitute an unfunded “top hat” plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and we have assumed for the purposes of this opinion that the Defined Contribution Plan constitutes an unfunded “top hat” plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Accordingly, the Defined Contribution Plan is subject to certain disclosure and procedural requirements of ERISA but is not intended to be subject to the eligibility, vesting, accrual, funding, fiduciary responsibility and similar substantive requirements of ERISA. The Directors’ Plan is not subject to ERISA.

          We have reviewed the Company’s articles of incorporation and bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified to our satisfaction, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In rendering this opinion, we have relied upon certificates of public officials and representatives of the Company with respect to the accuracy of the factual matters contained in such certificates.

          In connection with such review, we have assumed with your permission (1) the genuineness of all signatures and the legal capacity of all signatories; (2) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (3) the proper issuance and accuracy of certificates of public officials and representatives of the Company. In rendering opinions as to future events, we have assumed the facts and law existing on the date hereof.

          This opinion is limited to the laws of the State of North Carolina, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          Based on and subject to the foregoing and the qualifications and limitations set forth below, and having regard for such legal considerations as we have deemed relevant, it is our opinion that the Deferred Compensation Obligations, when established pursuant to the terms of the respective Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the respective Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws affecting the rights and remedies of creditors, and (ii) is subject to general principles of equity, whether applied by a court of law or equity.

          This opinion letter is delivered solely for your benefit in connection with the Registration Statement and the transactions provided for therein and may not be quoted, in whole or in part, referred to, filed with any governmental agency or otherwise used or relied upon by any other person or for any other purpose without our prior written consent.

          This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

          We hereby consent to being named as attorneys who passed upon the legality of the Deferred Compensation Obligations and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or other rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Womble Carlyle Sandridge & Rice, PLLC